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                                                                    EXHIBIT 10.5

                                                                    EXHIBIT M TO
                                                          DISTRIBUTION AGREEMENT

                         TRANSITION SERVICES AGREEMENT

  Transition Services Agreement (this "Agreement") dated as of June 19, 1996, between Tenneco Business Services, Inc. ("TBS"), Tenneco Inc. ("Tenneco") and El Paso Natural Gas Company ("EPG").

  WHEREAS, TBS currently provides certain business services to Tenneco, including mainframe computing services, backup, recovery and related operations, consulting services and payroll services (collectively, the "Services"); and

  WHEREAS, Tenneco may desire to continue certain of the Services following the consummation of the merger (the "Merger") contemplated by the Agreement and Plan of Merger dated as of June 19, 1996 among EPG, El Paso Merger Company and Tenneco ("the Merger Agreement");

  NOW, THEREFORE, the parties hereto agree as follows:

  1. Notice. No later than 45 days prior to the Effective Time (as defined in the Merger Agreement) but only if and to the extent requested to do so by EPG, Tenneco shall notify TBS in writing of its election to continue Services following the Merger. This Agreement shall be of no further force or effect if such notice is not received prior to the time provided in the preceding sentence.

  2. Services; Term. If Tenneco exercises the election set forth in paragraph 1 above, TBS shall provide the Services specified in the notice delivered by Tenneco for a period of twelve months from the date of the Merger; provided that any or all of the Services may be terminated by Tenneco at any time on not less than 45 days' prior written notice to TBS. The Services shall be performed in a manner consistent with the manner in which they have heretofore been performed by TBS. TBS will also assist Tenneco in transferring data from TBS' systems and establishing interconnection between TBS' and Tenneco's or EPG's mainframes and otherwise in transferring the operations performed by TBS on behalf of Tenneco to Tenneco's or EPG's systems.

  3. Compensation. The price that Tenneco shall pay to TBS for the Services shall be a mutually agreed to market-based rate for comparable services. TBS shall invoice Tenneco monthly for the Services, providing a breakdown of the Services for such month and the charges for each category of Services. In the event of any dispute with respect to amounts payable under this Agreement, the parties shall work together in good faith to resolve such dispute and, if the parties are unable to resolve such dispute, it shall be referred to an independent accounting firm mutually agreed by TBS and Tenneco.

  4. Consents of Third Parties. TBS shall use commercially reasonable efforts, at Tenneco's direction and expense, to obtain any consents or software licenses from third parties necessary to the continuation of the requested Services; provided that TBS shall have no obligation to provide Services for which such consent is required and shall not have been obtained.

  5. Limitations. TBS shall not be liable for any consequential, incidental, special or punitive damages in connection with the Services.


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  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                                          TENNECO BUSINESS SERVICES, INC.

                                          By __________________________________

                                          TENNECO INC.

                                          By __________________________________

                                          EL PASO NATURAL GAS COMPANY

                                          By __________________________________

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